Exhibit 10.01

LOAN AGREEMENT (Amendment I) made effective September 20, 2013 (the “Effective Date”) between Mercuriali Ltd., a limited company incorporated pursuant to the laws of England and Wales (hereinafter referred to as  “Mercuriali”) and Samuel Asculai of the City of Toronto (hereinafter “Asculai”) and Enhance Skin Products Inc., a corporation incorporated pursuant to the laws of the State of Nevada (hereinafter referred to as the “Enhance”)

WHEREAS Mercuriali, Asculai and Enhance are parties to a Loan Agreement dated March 4, 2013 (hereinafter the “The Loan Agreement”)

WHEREAS Enhance and Asculai are parties to a Loan Agreement (hereinafter the “Asculai Loan Agreement”) and a General Security Agreement dated October 14, 2011 (hereinafter the “Asculai GSA”);

AND WHEREAS Mercuriali and Enhance are parties to a Termination and Settlement Agreement dated July 12, 2010 (hereinafter the “Mercuriali Termination Agreement”) and a General Security Agreement made on March 4, 2013 (hereinafter the “Mercuriali GSA”);

AND WHEREAS the parties wish to amend their respective rights and obligations with respect to the priority of claims in repect of the amounts loaned to Enhance by Asculai and Mercuriali;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Loan Amounts.

(a)
As of July 31, 2013 (“Reporting Date”), Asculai has loaned Enhance $93,785 (hereinafter the “Asculai Loan Amount”).  The Asculai Loan Amount will be increased by any amount loaned by Asculai to Enhance since the Reporting Date or during the term of this Agreement.

(b)
As of the Reporting Date, Enhance owes Mercuriali $108,188(hereinafter “the “Mercuriali Loan Amount”)The Mercuriali Loan Amount will be increased in the event that Mercuriali loans additional monies to Enhance during the term of this Agreement.

Clause 2 to The Loan Agreement is removed in its entirety and replaced as follows;

2. Security Agreements and Priority.

(a)
The Asculai Loan Amount is secured pursuant to the Asculai GSA, the terms, conditions and provisions of which shall be, and hereby are, ratified, affirmed and confirmed as the agreement of Enhance and Asculai regarding the matters specified by those terms, conditions and provisions.

(b)
The Mercuriali Loan Amount is secured pursuant to the Mercuriali GSA, the terms, conditions and provisions of which shall be, and hereby are, ratified, affirmed and confirmed as the agreement of Enhance and Mercuriali regarding the matters specified by those terms, conditions and provisions.

(c)
In the event of a Default, impairment of assets or any amounts otherwise become due and payable under clause 5 to the Mercuriali GSA and Asculai GSA, claims by Mercuriali and Asculai against the assets and/or Collateral of Enhance shall be satisfied in the following order:

(i)
First Priority: Mercuriali shall have a priority claim over Asculai against Enhance’s cash or cash equivalents;
and Enhance’s assets and/or Collateral, other than cash or cash equivalents, for repayment of an amount up to $75,000:;

(ii)
Second Priority: Mercuriali and Ascuali shall have equal priority against Enhance’s assets and/or Collateral for any monies advanced after the date of this Amendment and shall be paid pro-rata to the additional monies advanced by each party;

(iii)	Third Priority: Any remaining claims of Asculai and Mercuriali shall have equal priority and shall be paid pro rata to outstanding balances owed to each party.

(d)	In the event of a Default, impairment of assets or any amounts otherwise becoming due and payable under clauses 5 to the Mercuriali GSA and Asculai GSA, Mercuriali and Enhance agree that:

(i)	they shall provide three (3) days prior written notice to the other before seeking to exercise any rights set out in clauses 7, 8 or 9 of the Mercuriali GSA or Ascuali GSA, as the case may be;
(ii)
Mercuriali shall have the first right to appoint a Receiver and manager of the Collateral and if Mercuriali fails to do so within a reasonable period of time after notice having been provide pursuant to clause 2(d)(i) above, Asculai shall have the right to appoint a receiver and manager of the Collateral;

(iii)
notwithstanding any provision of the Mercuriali GSA or the Asculai GSA, all monies received by the Receiver in carrying out his appointment shall be received in trust for and paid over to Mercuriali and Enhance in accordance with the priorities set out in this Agreement;

(iv)
notwithstanding any provision of the Mercuriali GSA or the Asculai GSA, all monies received by the the Creditor in the event it exercises its rights set out in clause 8 of the Mercuriali GSA or Asculai GSA, shall be received in trust for and paid over to Mercuriali and Enhance in accordance with the priorities set out in this Agreement; and

(v)	any notice required or permitted to be given under this clause may be given by email.

3. Other Provisions.

All other provisions of The Loan Agreement not hereby amended shall remain in full force and effect and all capitalized termsshall have the same meaning as set out in The Loan Agreement and the Mercuriali GSA.

4. Governing Law

This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the State of Nevada and the courts of the State of Nevada shall have the non- exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered effective as of the date first written above.

MERCURIALI LTD.	ENHANCE SKIN PRODUCTS INC.	SAMUEL ASCULAI

Donald Nicholson	Drasko Puseljic
Chief Executive	General Counsel